Exhibit 10.22

SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO LEASE (this "Amendment") is made and entered into as of the 14th day of March, 2014, by and between BRITANNIA POINTE GRAND LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord"), and PORTOLA PHARMACEUTICALS, INC., a Delaware corporation ("Tenant").

r e c i t a l s :

A.   Landlord and Tenant entered into that certain Lease dated December 15, 2006 (the "Original Lease"), as amended by that certain Confirmation of Portola's Exercise of Option to Extend Lease dated December 11, 2008 (the "Confirmation"), and that certain First Amendment to Lease dated May 21, 2010 (the "First Amendment") (the Original Lease, the Confirmation, and the First Amendment shall be collectively referred to herein as the "Lease"), whereby Landlord leases to Tenant and Tenant leases from Landlord those certain premises consisting of 51,641 rentable square feet of space (the "Existing Premises") comprising the entirety of that certain office building (the "270 Building") located at 270 East Grand Avenue, South San Francisco, California, which 270 Building is located in that certain office project currently known as "Britannia Pointe Grand Business Park" (the "Project").

B.   Landlord and Tenant desire (i) to extend the Term of the Lease, (ii) to expand the Existing Premises to include that certain space consisting of approximately 9,739 rentable square feet of space (the "Expansion Premises") (which Expansion Premises shall not include the existing generator and existing enclosure) located in that certain office building (the "250 Building") located at 250 East Grand Avenue, South San Francisco, California and commonly known as Suite 90, as shown on Exhibit A attached hereto, and (iii) to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as provided in this Amendment.

a g r e e m e n t :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.   Terms.  All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Amendment.

2.   Modification of Premises.  Effective as of the date (the "Expansion Commencement Date") which is the later to occur of (i) April 1, 2015, and (ii) the date which is one hundred twenty (120) days following the date upon which Landlord delivers the Expansion Premises to Tenant (which delivery is anticipated to occur between July 1, 2014 and November 1, 2014), the Existing Premises shall be increased to include the Expansion Premises.  The Existing Premises and the Expansion Premises may hereinafter collectively be referred to as the "Premises".  All references in the Lease, as amended, to the Building shall mean (a) the 250 Building when the context applies to the 250 Building or any portion of the Premises located in the 250 Building, (b) the 270 Building when the context applies to the 270 Building or any portion of the Premises located in the 270 Building, and (c) both the 250 Building and the 270 Building when the context applies to both of such buildings.  Tenant shall have the right to access the Expansion Premises from and after the date upon which Landlord delivers the Expansion Premises to Tenant, in accordance with the terms of Section 5.1 of the Tenant Work Letter attached hereto as Exhibit B (the "Tenant Work Letter").  In the event the Expansion Commencement Date is determined pursuant to item (i) above (i.e., April 1, 2014 occurs more than one hundred twenty (120) days after the date Landlord delivers the Expansion Premises to Tenant), then Tenant shall have the right to occupy and use all or any portion of the Expansion Premises during the period commencing on the date which is one hundred twenty (120) days following the date upon which Landlord delivers the Expansion Premises to Tenant; provided that Landlord is in receipt of (x) the Minimum Rental for the second (2nd) full month of the Expansion Term(as required by Section 4.2 below), and (y) a certificate of insurance in compliance with the indemnification provisions set forth in the Lease, as amended, and continuing through March 31, 2015 (the "Beneficial Occupancy Period").  Tenant shall give Landlord prior notice of any such occupancy of the Expansion Premises.  Other than Tenant's obligation to pay Minimum Rental and Tenant’s Operating Cost Share with respect to the Expansion Premises, all of the terms and conditions of the Lease shall apply during the Beneficial Occupancy Period as though the Expansion Commencement Date had occurred (it nevertheless being acknowledged that the Expansion Commencement Date shall not actually occur until the occurrence of the same pursuant to the terms of this Section 2).

3.   Lease Term.  Landlord and Tenant acknowledge that Tenant's lease of the Existing Premises is scheduled to expire on March 31, 2015, pursuant to the terms of the Second Amendment.  Notwithstanding anything to the contrary in the Lease, the term of Tenant's lease of the Existing Premises is hereby extended and shall expire co-terminously with the term of Tenant's lease of the Expansion Premises on March 31, 2020 (the "Extended Expiration Date"), unless sooner terminated as provided in the Lease, as hereby amended.  The period of time commencing on the Expansion Commencement Date and terminating on the Extended Expiration Date shall be referred to herein as the "Expansion Term."  At any time during the Expansion Term, Landlord may deliver to Tenant a notice of confirmation of the Expansion Commencement Date and Extended Expiration Date, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within five (5) days of receipt thereof.

4.   Minimum Rental.

4.1   Existing Premises.  Notwithstanding anything to the contrary in the Lease as hereby amended, prior to April 1, 2015, Tenant shall continue to pay Minimum Rental for the Existing Premises in accordance with the terms of the Second Amendment.  Commencing on April 1, 2015, and continuing throughout the Expansion Term, Tenant shall pay to Landlord monthly installments of Minimum Rental for the Existing Premises as follows:

Date	Annual Minimum Rental	Monthly Installment of Minimum Rental	Monthly Rental Rate per RSF
April 1, 2015 – March 31, 2016	$1,704,153.00*	$142,012.75*	$2.75
April 1, 2016 – March 31, 2017	$1,753,728.36	$146,144.03	$2.83
April 1, 2017 – March 31, 2018	$1,809,500.64	$150,791.72	$2.92
April 1, 2018 – March 31, 2019	$1,865,272.92	$155,439.41	$3.01
April 1, 2019 – March 31, 2020	$1,921,045.20	$160,087.10	$3.10

*Note:  Provided Tenant is not then in default of the Lease, as amended hereby, after expiration of any applicable notice and cure periods, Tenant shall have no obligation to pay any Minimum Rental for the Existing Premises attributable to the calendar month of April 2015.

4.2   Expansion Premises.  Commencing on the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall pay to Landlord monthly installments of Minimum Rental for the Expansion Premises as follows:

Period During Expansion Term	Annual Minimum Rental	Monthly Installment of Minimum Rental	Monthly Rental Rate per RSF
Expansion Commencement Date – March 31, 2016	$321,387.00**	$26,782.25**	$2.75
April 1, 2016 – March 31, 2017	$330,736.44	$27,561.37	$2.83
April 1, 2017 – March 31, 2018	$341,254.56	$28,437.88	$2.92
April 1, 2018 – March 31, 2019	$351,772.68	$29,314.39	$3.01
April 1, 2019 – March 31, 2020	$362,290.80	$30,190.90	$3.10

*Note:  The foregoing dates, other than March 31, 2020, shall be extended on a day for day basis for each day the Expansion Commencement Date is delayed beyond April 1, 2015.

**Note:  Provided Tenant is not then in default of the Lease, as amended hereby, after expiration of any applicable notice and cure periods, Tenant shall have no obligation to pay any Minimum Rental for the Expansion Premises attributable to the first (1st) full calendar month following the Expansion Commencement Date.

On or before the Expansion Commencement Date, Tenant shall pay to Landlord the Minimum Rental payable for the Expansion Premises for the second (2nd) full month of the Expansion Term.

5.   Operating Expenses.

5.1   Existing Premises.  During the Expansion Term, Tenant shall continue to be obligated to pay, as additional rent, Tenant's Operating Cost Share in connection with the Existing Premises in accordance with the terms of Section 7 of the Original Lease, as amended by Section 5 of the First Amendment.

5.2   Expansion Premises.  Commencing on the Expansion Commencement Date, and continuing through the Expansion Term, Tenant shall be obligated to pay, as additional rent, Tenant's Operating Cost Share in connection with the Expansion Premises, in accordance with the terms of Section 7 of the Original Lease, provided that with respect to the Expansion Premises, Tenant's Operating Cost Share of the 250 Building is equal to 21.38%.

6.   Condition of the Premises.  Except as expressly set forth in the Tenant Work Letter, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises, and Tenant shall accept the Expansion Premises in its currently existing, "as-is" condition.  Landlord and Tenant acknowledge that Tenant has been occupying the Existing Premises pursuant to the Lease, and therefore Tenant continues to accept the Existing Premises in its presently existing, "as is" condition.  For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project, Building, Existing Premises, and Expansion Premises have not undergone inspection by a Certified Access Specialist (CASp).

7.   Option Term.  The Option Term set forth in Section 3.2 of the First Amendment shall continue to apply as of the end of the Expansion Term (as defined in this Amendment), provided that any such extension by Tenant shall be effective as to the entire Premises as expanded by this Amendment.

8.   Early Termination Right.  Provided that Tenant is not in default under the Lease, as amended, as of the date of Tenant's delivery of the "Termination Notice," as that term is defined below, the Tenant named in this Second Amendment and any assignee of a "Permitted Transfer" (as that term is defined in Section 13.1 of the Original Lease) shall have the right to terminate the Lease, as amended, effective as of March 31, 2018 (the "Termination Date"), provided that (i) Landlord receives written notice (the "Termination Notice") from Tenant, or assignee of a Permitted Transfer, on or before June 30, 2017 (i.e., at least nine (9) months prior to the Termination Date), stating that Tenant, or assignee of a Permitted Transfer, intends to terminate the Lease, as amended, pursuant to the terms and conditions of this Section 8, and (ii) concurrent with Landlord's receipt of the Termination Notice, Landlord receives from Tenant, or assignee of a Permitted Transfer, an amount equal to Four Hundred Fifty Thousand and 00/100 Dollars ($450,000.00) (the "Termination Fee"), as consideration for and as a condition precedent to such early termination.  Provided that Tenant, or assignee of a Permitted Transfer, properly terminates the Lease, as amended, pursuant to the terms of this Section 8, the Lease, as amended, shall automatically terminate and be of no further force or effect and Landlord and Tenant, or assignee of a Permitted Transfer, shall be relieved of their respective obligations under the Lease, as amended, as of the Termination Date, except those obligations set forth in the Lease, as amended, which specifically survive the expiration or earlier termination of the Lease, including, without limitation, the payment by Tenant, or assignee of a Permitted Transfer, of all amounts owed by Tenant under the Lease, as amended, up to and including the Termination Date.

9.   Further Expansion and Relocation.  Landlord and Tenant hereby acknowledge and agree that in the event that Landlord and Tenant fully execute and deliver a new lease agreement (a “New Lease”) for space in another facility owned by Landlord or its affiliates, and the premises under such New Lease contains no less than 75,000 rentable square feet of space, then Landlord shall terminate the Lease, as amended, and waive the Termination Fee set forth in Section 8 of this Second Amendment, pursuant to an agreement to be mutually and reasonably agreed upon at such time.

10.   Emergency Generator.  Landlord and Tenant hereby acknowledge that there is an existing generator currently serving the Expansion Premises, which existing generator shall not be made available for use by Tenant.  In addition, there is an existing generator currently serving the Existing Premises which Landlord shall, at Landlord's sole cost and expense, remove and replace with an emergency generator (all such equipment defined collectively as the "Emergency Generator") to exclusively serve the Premises, which Emergency Generator shall be selected by Landlord and reasonably approved by Tenant.  Tenant shall have the right to connect (provided that all Tenant shall be solely responsible for all costs incurred to connect the Premises to the Emergency Generator), all or any portion of the Premises to the Emergency Generator for up to 750KW of the electrical capacity provided by such Emergency Generator.  In the event that any modification of the existing enclosure is required in connection with Landlord's installation of the Emergency Generator, such modification work shall be completed by Landlord, but shall be at Tenant's sole cost and expense and Tenant shall reimburse Landlord for all costs within thirty (30) days following receipt of an invoice therefor.  In connection with the installation of the Emergency Generator, Tenant hereby acknowledges that Landlord shall not be required to make any modifications or improvements to the existing enclosure surrounding the existing generator.  Tenant's use of the Emergency Generator shall be at Tenant's sole risk, and Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the Emergency Generator.  Tenant shall maintain such Emergency Generator in the same condition and repair as received (ordinary wear and tear and damage by other uses excepted), and in compliance with all applicable laws (including the maintenance of all applicable permits).  Tenant hereby waives any claims against Landlord or any Landlord Parties resulting from Tenant's use of the Emergency Generator, or any failure of the Emergency Generator to operate as designed, and agrees that Landlord shall not be liable for any damages resulting from any failure in operation of the Emergency Generator, including, without limitation any injury or damage to, or interference with, Tenant's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or loss to equipment, inventory, scientific research, scientific experiments, laboratory animals, products, specimens, samples, and/or scientific, business, accounting and other records of every kind and description kept at the Premises and any and all income derived or derivable therefrom.  Tenant shall carry industry standard "Boiler and Machinery" insurance covering the Emergency Generator.  Tenant shall not be charged any additional rental or other costs for the use of the location in which the Emergency Generator is located. Tenant shall surrender the Emergency Generator (and shall transfer to Landlord all permits maintained by Tenant in connection with the Emergency Generator during the Expansion Term) concurrent with the surrender of the Existing Premises to Landlord as required hereunder in good operating and working order, with all permits current.

11.   Broker.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than CBRE, Inc., (the "Broker"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Amendment.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Broker, occurring by, through, or under the indemnifying party.  The terms of this Section 11 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

12.   No Further Modification.  Except as specifically set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

"LANDLORD"	BRITANNIA POINTE GRAND LIMITED PARTNERSHIP, a Delaware limited partnership,
	By:	/s/ Jonathan M. Bergschneider
Jonathan M. Bergschneider
Executive Vice President

"TENANT"	PORTOLA PHARMACEUTICALS, INC.,
a Delaware corporation

	By:	/s/ William Lis
	Name:	William Lis
	Its:	President and Chief Executive Officer

EXHIBIT A

BRITANNIA POINTE GRAND

EXPANSION PREMISES

[Graphic omitted]

EXHIBIT B

BRITANNIA POINTE GRAND

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the initial improvement of the Expansion Premises for Tenant following the date of this Lease.  This Tenant Work Letter is essentially organized chronologically and addresses the issues of construction, in sequence, as such issues will arise during construction in the Expansion Premises.

SECTION 1

CONDITION OF EXPANSION PREMISES

Tenant acknowledges that except as provided in this Tenant Work Letter and the Second Amendment to which it is attached, Tenant shall accept the Expansion Premises in their existing, "as-is" condition on the date of delivery thereof to Tenant.  Except for the payment of the Tenant Improvement Allowance as provided in Section 2, below, Landlord shall have no obligation to make or pay for any improvements to the Expansion Premises.  Notwithstanding the foregoing, upon the date Tenant accepts possession of the Expansion Premises, Landlord hereby covenants that the Building systems serving the Expansion Premises are in good working condition and repair.  Notwithstanding anything in the Lease, as amended, to the contrary, Landlord shall, at Landlord's sole cost and expense (which shall not be deemed an "Operating Expense," as that term is defined in Section 7.2(a) of the Original Lease), repair or replace any failed or inoperable portion of the Building systems serving the Expansion Premises during the first twelve (12) months immediately following the date upon which Landlord delivers possession of the Expansion Premises to Tenant ("Warranty Period"), provided that the need to repair or replace was not caused by the misuse, misconduct, damage, destruction, omissions, and/or negligence of Tenant, its subtenants and/or assignees, if any, or any company which is acquired, sold or merged with Tenant (collectively, "Tenant Damage"), or by any modifications, alterations or improvements constructed by or on behalf of Tenant.  To the extent repairs which Landlord is required to make pursuant to this Section 1 are necessitated in part by Tenant Damage, then Tenant shall reimburse Landlord for an equitable proportion of the cost of such repair.

SECTION 2

TENANT IMPROVEMENTS

2.1   Tenant Improvement Allowance.  Tenant shall be entitled to use a one-time improvement allowance (the "Tenant Improvement Allowance") in the amount of One Million Eight Hundred Forty-One Thousand Four Hundred and 00/100 Dollars ($1,841,400.00) (i.e., Thirty and 00/100 Dollars ($30.00) per rentable square foot of the entire Premises), for the costs relating to the initial design and construction of Tenant's improvements, which are permanently affixed to the Premises (i.e., the Existing Premises and the Expansion Premises) or which are "Tenant Improvement Allowance Items," as that term is defined in Section 2.2.1, below (collectively, the "Tenant Improvements").  In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter or otherwise in connection with Tenant's construction of the Tenant Improvements or any Tenant Improvement Allowance Items, as defined below, in a total amount which exceeds the sum of the Tenant Improvement Allowance, except as required by the warranty provisions of Section 1, above.  All Tenant Improvements for which the Tenant Improvement Allowance has been made available shall be deemed Landlord's property under the terms of the Lease; provided, however, notwithstanding any contrary provision contained in the Lease, upon the expiration or earlier termination of the Expansion Term, Tenant shall not be required to remove the Tenant Improvements installed within the Premises which are installed in accordance with the "Final Working Drawings", as that term is defined in Section 3.3, below.  The Tenant Improvement Allowance shall be available for use by Tenant from and after the Expansion Commencement Date, and any portion of the Tenant Improvement Allowance that is not disbursed or allocated for disbursement by March 31, 2016, shall revert to Landlord and Tenant shall have no further rights with respect thereto.

2.2   Disbursement of the Tenant Improvement Allowance.

2.2.1   Tenant Improvement Allowance Items.  Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the "Tenant Improvement Allowance Items"):

2.2.1.1   Payment of all reasonable fees of the "Architect" and the "Engineers," as those terms are defined in Section 3.1 of this Tenant Work Letter, project management fees, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the "Construction Drawings," as that term is defined in Section 3.2 of this Tenant Work Letter; and the cost of built-in and movable furniture, computer and telecommunication cabling, telephone systems, equipment (including equipment customarily considered laboratory equipment) (collectively, "FF&E") reasonably incurred by Tenant (but in no event shall the total cumulative fees and costs for all of the FF&E exceed a total amount of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00));

2.2.1.2   The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.1.3   The payment for all demolition and removal of existing improvements in the Premises;

2.2.1.4   The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, costs incurred for removal of existing furniture, fixtures or equipment in the Premises, hoisting and trash removal costs, costs to purchase and install in the Premises equipment customarily incorporated into laboratory improvements or laboratory utility systems, including, without limitation, UPS, DI Systems, boilers, air compressors, glass/cage washers, emergency generators, and autoclaves, painting, and contractors' fees and general conditions;

2.2.1.5  The cost of any changes in the base, shell and core of the Building ("Base Building") when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.6   The cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the "Code");

2.2.1.7   Sales and use taxes;

2.2.1.8   Subject to Section 2.2, above, all other actual out-of-pocket costs expended by Landlord in connection with the construction of the Tenant Improvements, including, without limitation, costs expended by Landlord pursuant to Section 4.1.1 of this Tenant Work Letter, below.

2.2.2   Disbursement of Tenant Improvement Allowance.  During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.

2.2.2.1   Monthly Disbursements.  On or before the fifth (5th) day of each calendar month, during the design and construction of the Tenant Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord:  (i) a request for reimbursement of amounts paid to the "Contractor," as that term is defined in Section 4.1.1 of this Tenant Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of "Tenant's Agents," as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials for the Premises; (iii) executed mechanic's lien releases, as applicable, from all of Tenant's Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d); and (iv) all other information reasonably requested by Landlord.  Tenant's request for payment shall be deemed Tenant's acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant's payment request.  Within forty-five (45) days thereafter, Landlord shall deliver a check to Tenant made payable to Tenant in payment of the lesser of:  (A) the amounts so requested by Tenant as set forth in this Section 2.2.3.1, above (or, subject to the terms of Section 4.2.1, below, a percentage thereof), and (B) the balance of any remaining available portion of the Tenant Improvement Allowance, provided that Landlord does not dispute any request for payment based on non-compliance of any work with the "Approved Working Drawings," as that term is defined in Section 3.5 below, or due to any substandard work.  Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request.

2.2.2.2   Final Deliveries.  Following the completion of construction of the Tenant Improvements, Tenant shall deliver to Landlord properly executed final mechanic's lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4) from all of Tenant's Agents, and a certificate certifying that the construction of the Tenant Improvements in the Premises has been substantially completed.  Tenant shall record a valid Notice of Completion in accordance with the requirements of Section 4.3 of this Tenant Work Letter.

2.2.2.3   Other Terms.  Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items.  All Tenant Improvement Allowance Items for which the Tenant Improvement Allowance has been made available shall be deemed Landlord's property under the terms of this Lease.

2.4   Building Standards.  The quality of Tenant Improvements shall be in keeping with the existing improvements in the Premises.

SECTION 3

CONSTRUCTION DRAWINGS

3.1   Selection of Architect.  Tenant has retained DGA Architects (the "Architect"), which Architect is hereby approved by Landlord, to prepare the Final Space Plan and Final Working Drawings as provided in Section 3.2 and 3.3, below.  Tenant shall retain the engineering consultants or design/build subcontractors designated by Tenant and reasonably approved in advance by Landlord (the "Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Premises, which work is not part of the Base Building.  If Landlord has not notified Tenant of Landlord's approval or disapproval of the Engineers within five (5) business days after Landlord's receipt of a request therefor from Tenant, then Tenant may deliver an additional notice to Landlord requesting Landlord's approval (the "Approval Notice"), and if Landlord does not notify Tenant of such approval or disapproval within two (2) business days following receipt of the Approval Notice, then Landlord shall be deemed to have approved the submitted Engineers.  All such plans and drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord's reasonable approval.  Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith.  Landlord's review of any plans or drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters.

3.2   Preliminary Approval of Conversion to Office; Final Space Plan.  Landlord hereby approves the concept that Tenant will convert the existing lab space in the Expansion Premises to 100% office use, and confirms that Tenant shall have no obligation to restore such lab space at the end of the Term.  Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Premises before any architectural working drawings or engineering drawings have been commenced.  The final space plan (the "Final Space Plan") shall include a layout and designation of all offices, labs, rooms and other partitioning, their intended use, and equipment to be contained therein.  Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan.  Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect.  If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.

3.3   Final Working Drawings.  After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, Title 24 calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers and the Architect to complete the "Final Working Drawings" (as that term is defined below) in the manner as set forth below.  Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is sufficiently complete to allow all of Tenant's Agents to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit the same to Landlord for Landlord's approval, which shall not be unreasonably withheld, conditioned, or delayed.  Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings.  Landlord shall advise Tenant within ten (10) business days after Landlord's receipt of the Final Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect.  If Tenant is so advised, Tenant shall promptly cause the Final Working Drawings to be revised in accordance with such review and any disapproval of Landlord in connection therewith.

3.5   Approved Working Drawings.  The Final Working Drawings shall be approved by Landlord (the "Approved Working Drawings") prior to the commencement of construction of the Premises by Tenant.  Concurrently with Tenant's delivery of the Final Working Drawings to Landlord for Landlord's approval, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits.  Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant's responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy.  No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned, or delayed.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1   Tenant's Selection of Contractors.

4.1.1   The Contractor; Landlord's Project Manager.  Tenant has retained Landmark Builders to construct the Tenant Improvements ("Contractor"), which Contractor is hereby approved by Landlord.  Landlord's approval of the Contractor shall not be unreasonably withheld.  Landlord shall retain Project Management Advisors, Inc. ("PMA") as a third party project manager for drawing review and construction oversight of the Tenant Improvements on behalf of Landlord, and Tenant shall pay a fee to Landlord with respect to such PMA services equal to $3,723.00 per month (but in aggregate, in no event less than $13,635.00 (i.e., $1.40 per rentable square foot of the Expansion Premises).

4.1.2   Tenant's Agents.  All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as "Tenant's Agents").  The subcontractors used by Tenant, but not any laborers, materialmen, and suppliers, must be approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed; provided, however, Landlord may nevertheless designate and require the use of particular mechanical, engineering, plumbing, fire life-safety and other Base Building subcontractors.  If Landlord has not notified Tenant of Landlord's approval or disapproval of Tenant's Agents within five (5) business days after Landlord's receipt of a request therefor from Tenant, then Tenant may deliver an Approval Notice to Landlord, and if Landlord does not notify Tenant of such approval or disapproval within two (2) business days following receipt of the Approval Notice, then Landlord shall be deemed to have approved the submitted Tenant's Agents.  If Landlord does not approve any of Tenant's proposed subcontractors, Tenant shall submit other proposed subcontractors for Landlord's written approval.

4.2   Construction of Tenant Improvements by Tenant's Agents.

4.2.1  Construction Contract; Cost Budget.  Tenant shall engage the Contractor under a commercially reasonable and customary construction contract, reasonably approved by Landlord (collectively, the "Contract").  If Landlord has not notified Tenant of Landlord's approval or disapproval of the Contract within five (5) business days after Landlord's receipt of a request therefor from Tenant, then Tenant may deliver an Approval Notice to Landlord, and if Landlord does not notify Tenant of such approval or disapproval within two (2) business days following receipt of the Approval Notice, then Landlord shall be deemed to have approved the submitted Contract.  Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1 above, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor (the "Final Costs"), which Final Costs form a basis for the estimated total costs of the work of the Tenant Improvement project (the "Final Budget").  The amount, if any, by which the Final Costs set forth in the Final Budget exceed the amount of the Tenant Improvement Allowance is referred to herein as the "Over Allowance Amount".  In the event that there is any Over Allowance Amount, Tenant shall pay to Landlord within three (3) business days following demand therefor, a fraction of each amount requested by the Contractor or otherwise to be disbursed under this Tenant Work Letter, which fraction shall be equal to the Over-Allowance Amount divided by the amount of the Final Budget (each such payment hereunder being referred to as an "Over-Allowance Payment").  Tenant shall make the Over-Allowance Payments prior to Landlord's applicable disbursement from the Tenant Improvement Allowance, and Tenant's failure to make any Over-Allowance Payment as and when required hereunder shall constitute a default by Tenant under this Work Letter. In the event that, after the Final Costs have been delivered by Tenant to Landlord, the costs relating to the design and construction of the Tenant Improvements shall change, any additional costs necessary to such design and construction in excess of the Final Costs, shall be added to the Over-Allowance Amount and shall be payable by Tenant in Over-Allowance Payments as provided for hereinabove.  Upon Substantial Completion of the Tenant Improvements, the parties shall perform a reconciliation to determine if Tenant has overpaid or underpaid its pro rata share of the Final Costs of the completed Tenant Improvements.  If Tenant has underpaid, it shall pay the amount underpaid to Landlord within ten (10) business days of the reconciliation of the Final Costs of the Tenant Improvements, and if Tenant has overpaid, Landlord shall pay to Tenant the amount overpaid within ten (10) business days of the final reconciliation of the Final Costs of the Tenant Improvements.  All Tenant Improvements paid for by the Over-Allowance Amount shall be deemed Landlord's property under the terms of the Lease.

4.2.2   Tenant's Agents.

4.2.2.1   Compliance with Drawings and Schedule.  Tenant's and Tenant's Agent's construction of the Tenant Improvements shall comply with the following:  (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; and (ii) Tenant's Agents shall submit schedules of all work relating to the Tenant's Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant's Agents of any changes which are necessary thereto, and Tenant's Agents use commercially reasonable efforts to adhere to such corrected schedule.

4.2.2.2   Indemnity.  Tenant's indemnity of Landlord as set forth in this Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant's Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant's non-payment of any amount arising out of the Tenant Improvements and/or Tenant's disapproval of all or any portion of any request for payment.  Such indemnity by Tenant, as set forth in this Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord's performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.  The foregoing indemnity shall not apply to claims caused by the gross negligence or willful misconduct of Landlord, its members, partners, shareholders, officers, directors, agents, employees, invitees, and/or subcontractors/contractors.

4.2.2.2   Requirements of Tenant's Agents.  Each of Tenant's Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of substantial completion of the work under the Contract ("Substantial Completion").  Each of Tenant's Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after Substantial Completion.  The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby.  All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either.  Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.2.2.4   Insurance Requirements.

4.2.2.4.1   General Coverages.  All of Tenant's Agents shall carry the following insurance provided by insurers with an A.M. Best rating of A- VIII or better: (1) worker's compensation insurance covering all of their respective employees with a waiver of subrogation in favor of Landlord and Landlord's Representative, and (2) commercial general liability insurance, including contractual and products/completed operations coverage with a limit not less than $1,000,000 per occurrence/$2,000,000 aggregate   Tenant shall require the Agents’ commercial general liability insurance policies name Landlord and Landlord’s and Landlord's Representative as additional insureds with respect to the work being done under this agreement.

4.2.2.4.2   Special Coverages.  While the total cost of the work to be done is $100,000 or more, Tenant shall carry "Builder's All Risk" insurance covering the construction of the Tenant Improvements in an amount equal to the total of the hard and soft costs of such work, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to this Lease immediately upon completion thereof.

4.2.2.4.3   General Terms.  Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor's equipment is moved onto the site.  Should any policies expire during the time work is being done under this agreement, a renewal certificate shall be delivered to Landlord prior to the expiration date on such policy.  All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance.  In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant's sole cost and expense.  Tenant's Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Landlord,.  All policies carried under this Section 4.2.2.4, except workers compensation, shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant's Agents, and "Landlord's Representative", as that term is defined below.  All insurance maintained by Tenant's Agents shall preclude subrogation claims by the insurer against anyone insured thereunder.  All such insurance required of tenant and its Agents shall provide that it is primary insurance as respects the owner and Landlord's Representative and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder.  The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Tenant Work Letter.

4.2.2   Governmental Compliance.  The Tenant Improvements shall comply in all respects with the following:  (i) all state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer's specifications.

4.2.4   Inspection by Landlord.  Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord's failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the Tenant Improvements constitute Landlord's approval of the same.  Should Landlord reasonably disapprove any portion of the Tenant Improvements, on the grounds that the construction is defective or fails to comply with the Approved Working Drawings, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved.  Any such defects or deviations shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists that might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant's use of such other tenant's leased premises, Landlord may, take such action as Landlord reasonably deems necessary, at Tenant's expense and without incurring any liability on Landlord's part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord's reasonable satisfaction.

4.2.5   Meetings.  Commencing upon the execution of this Lease, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord's request, certain of Tenant's Agents shall attend such meetings.  In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord.  One such meeting each month shall include the review of Contractor's current request for payment.

4.3   Notice of Completion; Copy of Record Set of Plans.  Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a valid Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation.  If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant's agent for such purpose, at Tenant's sole cost and expense.  At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (x) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (y) to certify to the best of their knowledge that the "record-set" of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (z) to deliver to Landlord two (2) sets of copies of such record set of drawings (hard copy and CAD files) within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.  Within fifteen (15) days after request by Tenant following the Substantial Completion of the Tenant Improvements, Landlord will acknowledge its approval of the Tenant Improvements (provided that such approval has been granted) by placing its signature on a Contractor’s Certificate of Substantial Completion fully executed by the Architect, Contractor and Tenant.  Landlord’s approval shall not create any contingent liabilities for Landlord with respect to any latent quality, design, Code compliance or other like matters that may arise subsequent to Landlord’s approval.

SECTION 5

MISCELLANEOUS

5.1   Tenant's Entry Into the Expansion Premises Prior to Substantial Completion.  Provided that Tenant and its agents do not interfere with Contractor's work in the Building and the Expansion Premises, Tenant is hereby permitted access to the Expansion Premises prior to the Substantial Completion of the Expansion Premises for the purpose of Tenant installing overstandard equipment or fixtures (including Tenant's data and telephone equipment) in the Expansion Premises.  Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Expansion Premises and against injury to any persons caused by Tenant's actions pursuant to this Section 5.1

5.2   Tenant's Representative.  Tenant has designated John Kane as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who shall each have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.3   Landlord's Representative.  Landlord has designated PMA as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.4   Time is of the Essence in This Tenant Work Letter.  Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days.  If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

5.5   Tenant's Lease Default.  Notwithstanding any provision to the contrary contained in the Lease or this Tenant Work Letter, if any default by Tenant under the Lease or this Tenant Work Letter (including, without limitation, any failure by Tenant to fund any portion of the Over-Allowance Amount) occurs at any time on or before the substantial completion of the Tenant Improvements and such default remains uncured ten (10) days following Landlord's notice of such default to Tenant, then in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may, without any liability whatsoever, cause the cessation of construction of the Tenant Improvements (in which case, Tenant shall be responsible for any delay in the substantial completion of the Tenant Improvements and any costs occasioned thereby).